Exhibit 99.1

Nabors Expands Its Board, Appointing Jim Crane and Mike Linn as Directors

HAMILTON, Bermuda, February 27, 2012 – Nabors Industries Ltd. (NYSE:NBR) today announced that its Board of Directors voted to expand the board to nine members from the current seven and subsequently appointed James R. Crane and Michael C. Linn to fill the newly created vacancies. Messrs. Crane and Linn will join the Board as Class III Directors with a term through the Company’s 2012 annual general meeting of shareholders.

Mr. Crane is the Chairman and CEO of Crane Capital Group Inc., an investment management company he founded. Prior to that time, he was Founder, Chairman and Chief Executive Officer of Eagle Global Logistics, Inc., a NASDAQ-listed global transportation, supply chain management and information services company from 1984 until its sale in August 2007. Crane Capital Group currently invests in transportation, power distribution, real estate and asset management. Its holdings include Crane Worldwide Logistics, a premier global provider of customized transportation and logistics services with 54 offices in 20 countries, and Champion Energy Services, a retail electric provider. Mr. Crane also led an investor group that in 2011 purchased the Houston Astros. He holds a B.S. in industrial safety from Central Missouri State University and serves on the Board of Directors of Western Gas Holdings, LLC.

Mr. Linn is the President of MCL Ventures, LLC, an investment company. He also serves as a director of LINN Energy, LLC, a NASDAQ-listed independent oil and natural gas company that he founded in 2003 after a 20-year career in the oil and natural gas industry. He served as LINN’s Chairman and Chief Executive Officer from June 2006 to January 2010, and as its President and Chief Executive Officer from March 2003 to June 2006. He serves on the National Petroleum Council, and on the boards of the Independent Petroleum Association of America, America’s Natural Gas Alliance and the Independent Petroleum Association of America. Mr. Linn is a Texas Representative for the Legal and Regulatory Affairs Committee of the Interstate Oil and Gas Compact Commission. He was previous chairman and currently serves on the Natural Gas Council. Mr. Linn holds a B.A. in Political Science from Villanova University and J.D. from the University of Baltimore School of Law.

John Yearwood, Lead Director, commented, “Jim and Mike are accomplished businessmen and respected leaders in both industry and the community. Their expertise will complement the mix of capable and diverse backgrounds represented on the Board. We look forward to serving with them.”

Tony Petrello, Deputy Chairman, President and CEO, stated, “Jim and Mike each founded and built successful companies. Jim’s experience in marketing, logistics, global operations and creating shareholder value will provide valuable input as we seek to enhance our performance. Mike’s broad understanding of the energy landscape and the needs of operators will provide valuable insight on how Nabors can continue to serve its customers. We welcome the opportunity to benefit from their knowledge and guidance.”

The Nabors companies own and operate approximately 499 land drilling rigs throughout the world and approximately 755 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 39 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with over approximately 760,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.

For further information, please contact Dennis A. Smith, Director, Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.